NEWS RELEASE

CONTACT: Kenneth J. Wagner, SVP Investor Relations
         Provident Financial Services, Inc.
         (201) 915-5344

FOR RELEASE: 7:45 A.M. Eastern Time: July 16, 2009


       Provident Financial Services, Inc. Announces Retirement of CFO and
                            Designation of Successor


JERSEY CITY, NJ, July 16, 2009 ---/ PRNewswire-First Call/ Provident Financial Services, Inc. (NYSE:PFS) (the "Company") announced that Linda A. Niro,
Executive Vice President and Chief Financial Officer of the Company and The Provident Bank, will retire effective September 29, 2009. Thomas M. Lyons, First Vice President and Chief Accounting Officer of The Provident Bank has been appointed Senior Vice President and will assume the title of Chief Financial Officer of both the Company and The Provident Bank upon Ms. Niro's retirement.

Ms. Niro, who has held many positions with The Provident Bank throughout her distinguished career spanning over 30 years, has served as Chief Financial Officer of the Company since its formation in 2003 in connection with the mutual-to-stock conversion of The Provident Bank, and as Chief Financial Officer of The Provident Bank since 2000. During her career, Provident has grown from a primarily Hudson County-based savings bank with assets of approximately $660 million to a full service community bank with over $6 billion in assets and 81 banking offices throughout northern and central New Jersey.

"Linda has played an instrumental role in leading Provident through periods of significant change in the banking industry, and in Provident's transition from a mutual savings bank to a publicly traded community banking company. We deeply appreciate her leadership and experience, which have contributed greatly to Provident's success," stated Paul M. Pantozzi, Chairman and Chief Executive
Officer of the Company. "On behalf of the Board of Directors, executive management and all employees of Provident, we wish Linda the very best in her future endeavors."

Mr. Lyons, who is a CPA, joined the Company and The Provident Bank in 2004 following the merger of First Sentinel Bancorp, Inc. with and into the Company. He was formerly Executive Vice President and Chief Financial Officer of First Sentinel. In his current role as Chief Accounting Officer, Mr. Lyons oversees accounting policy and financial reporting.

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"While we will miss Linda's experience and leadership,  we are fortunate to have an individual of Tom's caliber and experience to step in and assume the responsibilities of Chief Financial Officer," added Mr. Pantozzi. "We're confident that Tom's close working relationship with Linda over the past five years will allow for a seamless transition of responsibilities."

About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products. The Provident Bank officially marked its 170th year of existence this year, having been established in 1839. The Provident Bank currently operates 82 full service branches throughout northern and central New Jersey.



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